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                                                                  EXHIBIT 23.2

                           CONSENT OF FAIRNESS EXPERT


Gentlemen:

Willamette Management Associates, Inc. ("Fairness Analyst") hereby consents to the use of its name, use of its Fairness Opinion and reference to it in the Registration Statement on Form S-4 filed by Performance Asset Management Company, a Delaware corporation ("Company"), with the Securities and Exchange Commission regarding the review and determination of fairness by the Fairness Analyst from a financial point of view of the proposed issuance by the Company, to (i) Performance Capital Management, Inc., a California corporation ("PCM");
(ii) Performance Asset Management Fund, Ltd., A California Limited Partnership;
(iii) Performance Asset Management Fund II, Ltd., A California Limited Partnership; (iv) Performance Asset Management Fund III, Ltd., A California Limited Partnership; (v) Performance Asset Management Fund IV, Ltd., A California Limited Partnership; and (vi) Performance Asset Management Fund V, Ltd., A California Limited Partnership; (the limited partnerships identified in Items (ii) through (vi), inclusive, shall be the "Partnerships") of 7,511,500 shares of the Company's $.001 par value common stock in exchange for the acquisition of all of the assets and the assumption of all of the liabilities of the Partnerships and PCM.

Dated:  November 4, 1997          WILLAMETTE MANAGEMENT ASSOCIATES, INC.


                                  By: /s/ ROBERT SCHWEIHS
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